Exhibit 99.1

Cross Border Resources, Inc.

Fourth Quarter and Fiscal 2011 Earnings

Friday, March 16, 2012

Operator:                          Ladies and gentlemen, thanks for standing by. Welcome to the Cross Border Resources Inc., Fourth Quarter and Fiscal 2011 Earnings Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions.

If you have a question please press the star, followed by the one, on your touch-tone phone. If you would like to withdraw your question, please press the star, followed by the two. If you are using speaker equipment, please lift the handset before making your selection.

I would now like to turn the conference over to Jon Cunningham, Vice President, RedChip Company. Please go ahead.

Jon Cunningham:            Thank you, [OPERATOR]. Hello everyone and thank you for joining us on the Cross Border Fourth Quarter and Fiscal 2011 Earnings Call for the three and twelve months ended December 31, 2011.

Before I introduce our speakers, I would like to remind all listeners that in this call, Management’s prepared remarks contain forward-looking statements which are subject to risks and uncertainties. Management may make additional forward-looking statements in response to your questions today; therefore, the Company claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the current beliefs of Cross Border’s management as well as assumptions made by, and information available to, Cross Border. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual future results and developments could differ materially from those set forth in these statements due to various factors. These factors include, among other, changes in general economic and competitive situation, particularly in Cross Border’s interest, and market and additional future results and developments, could be affected by the financial markets, like fluctuations in exchange rates, and national and international law, particularly with regard to tax regulations. In addition, any projections as to the Company’s future performance represent management’s estimates as of today, March 16, 2012. The Company assumes no obligation to update forward-looking statements.

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Today’s presentation will include information regarding Adjusted EBITDA, which is a non-GAAP financial performance measure; Adjusted EBITDA does not represent and should not be considered an alternative to GAAP measurements and Cross Border’s calculations thereof may not be comparable to similarly titled measures reported by other companies. A complete reconciliation of EBITDA to GAAP accounting standards can be found at the end of the Company’s Press Release issued today and available on the Company’s website at www.xbres.com.

With that said, we are pleased to have presenting Mr. Will Gray II, Chairman and Chief Executive Officer. He is joined by Ms. Nancy Stephenson, Chief Accounting Officer, who will be presenting financial highlights for the fourth quarter and fiscal year; and Mr. Larry Risley, Cross Border’s President and Chief Operating Officer, who will provide an operational update.

It’s now my pleasure to turn the call over to Mr. Will Gray II. Will, please go ahead.

Will Gray II:                     Thank you, Jon, and thank you everyone for joining us today. We are excited to share our results with you and discuss our strategy and outlook for the year ahead.

We are pleased with the results of our first year of operations as Cross Border. Revenues nearly doubled year-over-year, and we participated in the drilling of 16 wells, successfully completing 12 of these wells as producers by the end of 2011. As of March 9, 2012, two additional wells have been placed on production, and two wells are being completed. With the anticipated successful completion of the remaining two wells, we achieved a 100% drilling success rate in the 2011 drilling program. The success of our 2011 drilling opportunities enabled us to achieve our targeted exit rate of 500 barrels of oil equivalent per day for the first month of 2012. We expect to participate in approximately 25 gross wells this year and to exit 2012 with an average production rate of 750 barrels of oil equivalent per day.

I’d now like to introduce our Chief Accounting Officer, Nancy Stephenson, who will review the Company’s financial highlights for the fourth quarter and fiscal year. Nancy?

Nancy Stephenson:           Thank you, Will, and thank you everyone for joining us today. For those who are new to our Company, Cross Border is an oil and gas exploration and production company resulting from the business combination of Doral Energy Corp., and Pure Energy Group, which was effective on January 3, 2011. The merger impacts all comparisons to the prior year.

For the three months ended December 31, 2011, total revenue increased to $1.7 million, up 267% year-over-year from $468,273. The increase in total revenues was primarily due to increased production from wells added year-over-year, increased production due to the merger, and a year-over-year increase in the average sales price for both crude oil and natural gas. Production volumes for the three months ended December 31, 2011 were 24,743 barrels of oil equivalent, or boe, up 36% year-over-year. The increase was primarily due to a combination of increased production from wells added period-over-period and increased production brought on through the merger. Average daily production sold during the fourth quarter of 2011 was 278 barrels of oil equivalent per day, up from 234 boe per day during the prior year. The average production rate on December 31, 2011 was 421 boe per day.

For the year ended December 31, 2011, total revenue increased to $7.3 million, up 92% year-over-year from $3.8 million. The increase in total revenues was primarily due to increased production from wells added year-over-year, increased production due to the merger, and a year-over-year increase in the average sales price for both crude oil and natural gas. Revenues from oil and gas sales increased 77% year-over-year to $6.6 million, as compared to $3.7 million for the previous fiscal year. We also recorded a gain of $599,100 from the sale of oil and gas properties during the 12-month period.

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Production volumes for the year ended December 31st were 98,855 barrels of oil equivalent, or boe, up 28% year-over-year. The increase was primarily due to a combination of increased production from wells added period-over-period and increased production brought on through the merger. Average daily production sold during 2011 was 271 barrels of oil equivalent per day, up from 212 boe per day during the prior year quarter. Our average realized crude oil sales price for 2011 was $86.70 per barrel compared to $74.51 in 2010. Our average realized natural gas sales price during 2011 was $6.03 per 1,000 cubic feet, or mcf, compared to $5.72 per mcf for the same period last year.

Operating loss for the year ended December 31, 2011, totaled $926,506 as compared to operating income of about $703,261 for the prior year. Operating expenses for the year totaled $8.2 million, up 165.3% from $3.1 million in the previous fiscal year. The increase was primarily due to expanded production, environmental remediation and delayed joint interest billings from an operating partner, and also included approximately $300,000 of non-recurring expenses associated with the merger. We expect our start-up and merger-related costs to diminish going forward as we continue to grow.

Net loss applicable to common shareholders was $1.2 million or a net loss of $0.08 per diluted share. Adjusted EBITDA totaled $2.7 million or $0.18 per fully diluted share, an increase of 35.7% compared to Adjusted EBITDA of $2.0 million in the prior year.

As of December 31, 2011, we had working capital of $1.1 million, cash or cash equivalents of $472,967, and shareholders’ equity of approximately $17.6 million.

At this point, I’ll turn the call over to Larry Risley to discuss our 2011 business and operating highlights. Larry?

Larry Risley:                     Thank you, Nancy. Looking at our operations, our average production rate for December 2011 was 407.4 boed, a 55% increase from the January 3, 2011 production rate of 271 boed. During 2011, we participated in 16 gross or 1.9 net wells. At year-end, completion activities were in progress on three of these wells, while one was awaiting completion. Our daily production mix was approximately 63% oil and liquids at year-end 2011.

Also in 2011, we expanded our holdings beyond the Southeastern New Mexico area of the Permian Basin into the Texas Wolfberry play of the Permian. At year-end, we held 2,597 gross or 308 net acres in the Wolfberry and production from the area represented nearly 11% of our daily average production.

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Going forward, we anticipate accelerated drilling activity during 2012 with a focus on our 2nd Bone Spring acreage located in both Eddy and Lea Counties, New Mexico. This is due to the oil-weighted nature of this unconventional play and our operators' ability to identify and drill above-average economical wells. Approximately 64% of our 2012 CAPEX is allocated to the 2nd Bone Spring development.

Permitting activity continues at a fast pace within our footprint, which is primarily located within several very active trends.  Our operating partners have achieved success in the Permian Basin, resulting from their deployment of advanced drilling and completion technologies coupled with favorable oil prices.  Together, they have provided improving rates of return, helped mitigate the risk of dry or uneconomic wells, and efficiently added reserves.  As a result, Cross Border has seen an increase in horizontal wells, which are expected to comprise nearly 50% of the 2012 drilling program.  As an indication of scale, prior to developing reserves utilizing horizontal completions, just 50% of the 2012 drilling program would have been equivalent to approximately 48 vertical wells.

We expect to participate in approximately 25 gross or 3.2 net wells in 2012, with drilling capital expenditures of approximately $12.5 million for the year. We expect that 100% of this amount will be used to grow production through drilling wells and covering anticipated authorizations for expenditure by our operating partners. Four wells are scheduled to spud during the current quarter, and to date, one well is producing, two wells are at total depth, and a fourth well is expected to spud in March.

Historically, we have been invoiced by our various operators over a three-month time frame with a net 30-day payment for each stage of the drilling and completion costs. If this remains the case, for the remainder of 2012, we would expect to fund approximately $10.5 million for its proportionate ownership costs with the remaining balance spilling over into Q1 of 2013. We expect to fund all remaining 2012 drilling commitments using cash-on-hand, cash flow and our existing credit facility

At this time, we will open the line for questions. Today's call is for the limited purpose of discussing the Company's earnings and operations as reported in the 10-K filed yesterday.  As you may be aware, the Company has filed a preliminary response to a consent solicitation made by one of its shareholders.  Our response has been filed with and is being reviewed by the SEC and we have been advised by counsel not to comment on this matter.  We will be glad to answer questions regarding the Company's financial results and operations and the Company's projections for operations in 2012.  Operator, please go ahead.

Operator:                          Thank you. [OPERATOR INSTRUCTIONS]

[Q&A SESSION]

Operator:                          There are no further questions at this time. I will now turn the call back over to Mr. Gray for any closing remarks. Please go ahead.

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Will Gray II:                    Thank you. Again, I’d like to thank everyone for your time and your participation in today’s call. We believe Cross Border is an excellent opportunity for investors. Our acreage portfolio provides direct, low-risk exposure to some of the most exciting plays in the Permian Basin, and we are partnered with the region’s best and brightest operators. We are strongly positioned to deliver long-term shareholder value improvement as we continue to grow reserves and production. We appreciate your support for Cross Border and look forward to updating you on our progress in the months ahead.

Operator:                          Thank you. Ladies and gentlemen, that does conclude our conference call for today. Thank you for your participation. You may now disconnect.

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